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                                                                    Exhibit 11.1

                            REUNION INDUSTRIES, INC.

                       COMPUTATION OF EARNINGS PER SHARE
                        (IN THOUSANDS, EXCEPT PER DATA)


                                           For the years ended December 31,
                                           ---------------------------------
                                               1996       1995      1994
                                           ----------- ---------- ----------

     Income (loss) from continuing
     operations                                (965)     (3,282)     (380)

     Income (loss) from discontinued
     operations                              (1,317)    (10,688)   (3,710)
                                            -------    --------   -------
     Net income (loss)                      $(2,282)   $(13,970)  $(4,090)
                                            =======    ========   =======
     Weighted average common shares
     outstanding                              3,855       3,832     3,794

     Net additional shares outstanding
     assuming all stock options exercised
     using the Treasury Stock Method (a)          -           -         -
                                             ------      ------    ------
     Average common shares and
     common share equivalents
     outstanding                              3,855       3,832     3,794
                                             ======      ======    ======
     Net income (loss) per common
     share and common share equivalent:

     Income (loss) from continuing
     operations                              $ (.25)     $ (.86)   $ (.10)

     Income (loss) from discontinued
     operations                                (.34)     $(2.79)     (.98)
                                             ------      ------    ------
     Net income (loss)                       $ (.59)     $(3.65)   $(1.08)
                                             ======      ======    ======

Notes:

(a) The 1996, 1995 and 1994 computation of common share equivalents excludes anti-dilutive shares.